Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

METROMILE, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) has been adopted by the members of the Board of Managers (the “Board of Managers”) of Metromile, LLC, a Delaware limited liability company, f/k/a Citrus Merger Sub B, LLC, (the “Company”), effective as of July 28, 2022.

WHEREAS, the Company was formed on November 3, 2021, pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended from time to time (the “DLLCA”) and the Board of Managers and the Company entered into the Limited Liability Company Agreement of the Company, effective as of November 3, 2021 (the “Original LLC Agreement”),

WHEREAS, the Company entered into that certain Agreement and Plan of Merger, dated as of November 8, 2021 (the “Merger Agreement”), by and among Lemonade, Inc., a Delaware corporation; Citrus Merger Sub A, Inc., a Delaware corporation; the Company; and Metromile, Inc., a Delaware corporation, and

WHEREAS, the Board of Managers has authorized and approved an amendment and restatement of the Original LLC Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Board of Managers hereby amends and restates the Original LLC Agreement in its entirety as follows:

1.	Formation. A certificate of formation of the Company (the “Certificate”) was executed and filed with the Office of the Secretary of State of the State of Delaware on November 3, 2021, and was amended and restated upon the effectiveness of the certificate of merger of Metromile, Inc., a fully owned subsidiary of Lemonade, Inc., a Delaware corporation, with and into the Company (f/k/a Citrus Merger Sub B, LLC), executed and filed with the Office of the Secretary of State of the State of Delaware on July 28, 2022.

2.	Name. The name of the Company shall be “Metromile, LLC”, or such other name as the Board of Managers may from time to time hereafter designate.

3.	Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the DLLCA.

4.	Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the DLLCA or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Board of Managers deems necessary or advisable in connection with the foregoing.

5.	Offices.

(a)	The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Board of Managers may designate from time to time.

(b)	The registered office of the Company in the State of Delaware is 1007 North Orange Street, 10th Floor, New Castle County, Wilmington, Delaware, 19801. The name and address of the registered agent of the Company is MWE Corporate Services, LLC, 1007 North Orange Street, 10th Floor, New Castle County, Wilmington, Delaware, 19801. The Board of Managers may from time to time change the registered agent or office by an amendment to the Certificate.

6.	Member. Lemonade, Inc. (the “Member”) is the sole member of the Company.

7.	Term. The term of the Company commenced on the date of filing of the Certificate in accordance with the DLLCA and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 13 of this Agreement and a certificate of cancellation is filed in accordance with the DLLCA.

8.	Management of Company. The business and affairs of the Company shall be managed and controlled by or under the direction of the Board of Managers. The Board of Managers shall be authorized to make all decisions and to take all actions it determines necessary, advisable or desirable relating to the business, affairs, investments, and properties of the Company including, without limitation, the formation of or investment in, such subsidiary or affiliate companies of the Company as it determines advisable or desirable. All actions taken by the Board of Managers require the consent of a majority of the members of the Board of Managers and all references herein to actions taken by the Board of Managers shall be read to require a majority of the members of the Board of Managers. The Board of Managers shall initially be composed of two (2) members.

9.	Capital Contributions. The Member may make capital contributions to the Company from time to time, but shall not be required to make any capital contributions.

10.	U.S. Tax Status. In accordance with Section 301.7701-3(a) of the U.S. federal income tax regulations, the Company shall be disregarded as an entity separate from the Member.

11.	Assignment. No assignments may be made without the consent of the majority of the Board of Managers.

12.	Admission of Additional Members. The Board of Managers may admit additional members of the Company in its discretion; provided that the applicable provisions of this Agreement will be amended in accordance with Section 14 of this Agreement for any such new members.

13.	Dissolution. The Company shall dissolve and its business and affairs shall be wound up upon the written consent of all of the members of the Board of Managers or the entry of a decree of judicial dissolution under § 18-802 of the DLLCA. Upon the dissolution of the Company, the affairs of the Company shall be liquidated forthwith. The assets of the Company shall be used first to pay or provide for the payment of all of the debts of the Company, with the balance being distributed to the Member.

14.	Amendments. This Agreement may be amended, supplemented, waived or modified at any time and from time to time only by a written instrument executed by all of the members of the Board of Managers.

15.	Miscellaneous. Neither the Member nor any delegate of the Member (including, without limitation, any officer of the Company designated by the Board of Managers) shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the DLLCA.

16.	Authorization.

(a)	Daniel Schreiber is hereby designated as an “authorized person” within the meaning of the DLLCA, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Upon the filing of the Certificate with the Secretary of State of the State of Delaware, Daniel Schreiber’s powers as an “authorized person” ceased.

(b)	Daniel Schreiber designated by the Board of Managers, acting individually, is hereby authorized and empowered, as an authorized person of the Company within the meaning of the DLLCA, or otherwise (the Board of Managers hereby authorizing and ratifying any of the following actions):

(i)	to execute and deliver and/or file (in the name and on behalf of the Company) any agreement of the Company and any amendments, restatements and/or supplements thereof, the certificate of formation of the Company, any other certificates, notices, applications and other documents (and any amendments, restatements and/or supplements thereof) to be filed with any government or governmental or regulatory body, including, without limitation, any such document that may be necessary for the Company to qualify to do business in a jurisdiction in which the Company desires to do business; or

(ii)	to prepare or cause to be prepared, and to sign, execute and deliver and/or file (in the name and on behalf of the Company) (A) such documents, instruments, certificates and agreements as may be necessary or desirable in furtherance of the Company’s purposes, (B) any certificates, forms, notices, applications and other documents to be filed with any government or governmental or regulatory body on behalf of the Company, (C) any certificates, forms, notices, applications and other documents that may be necessary or advisable in connection with any bank account of the Company, and all checks, notes, drafts and other documents that may be required in connection with any such bank account or any banking facilities or services that may be utilized by the Company, (D) resolutions with respect to any of the foregoing matters (which resolutions, when executed by any person authorized as provided in this Section 16(b), each acting individually, shall be deemed to have been adopted by the Board of Managers or the Company, as applicable, for all purposes), and (E) any amendments, restatements and/or supplements of any of the foregoing.

(iii)	The authority granted to any person in this Section 16(b) may be revoked at any time by the Board of Managers by an instrument in writing signed by the Board of Managers.

17.	Officers. The Board of Managers may delegate its authority to act on behalf of the Company and to manage the business affairs of the Company to one or more officers of the Company appointed by the Board of Managers. The Board of Managers may from time to time create offices of the Company, designate the powers that may be exercised by such office, and appoint, authorize and empower any person as an officer of the Company (“Officer”) to direct such office. The Board of Managers may remove any Officer at any time and may create, empower and appoint such other Officers of the Company as the Board of Managers may deem necessary or advisable to manage the day-to- day business affairs of the Company. To the extent delegated by the Board of Managers, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name of and on behalf of the Company. No such delegation shall cause the Board of Managers to cease to be a manager. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the DLLCA or other applicable law, no person other than the Board of Managers and such Officers designated by the Board of Managers shall have any right, power, or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

18.	Exculpation; Indemnification.

(a)	Right to Indemnification. The Company shall indemnify and hold harmless the members of its Board of Managers and executive officers (for the purposes of this Section 18, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the fullest extent permitted by the DLLCA or any other applicable law as it presently exists or may hereafter be amended, who was or is made or is threatened to be made a party or is otherwise involved in proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a manager or officer of the Company, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by person; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its managers and executive officers, in which case such contract shall supersede and replace the provisions hereof; and, provided, further, that the Company shall not be required to indemnify any manager or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Managers of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DLLCA or any other applicable law or (iv) such indemnification is required to be made under subsection (c) of this Section 18. The Company shall have the power to indemnify (including the power to advance expenses in a manner consistent with subsection (b) of this Section 18) its other officers, employees and other agents as set forth in the DLLCA or any other applicable law. The Board of Managers shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Managers shall determine.

(b)	Right to Advance of Expenses. The Company shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a manager or executive officer of the Company, or is or was serving at the request of the Company as a manager or executive officer of another Company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any manager or executive officer in connection with such proceeding; provided, however, that if the DLLCA requires, an advancement of expenses incurred by a manager or executive officer in his or her capacity as a manager or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (c) of this Section 18, no advance shall be made by the Company to an executive officer of the Company (except by reason of the fact that such executive officer is or was a manager of the Company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of managers who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such managers designated by a majority vote of such managers, even though less than a quorum, or (iii) if there are no such managers, or such managers so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

(c)	Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to managers and executive officers under this Section 18 shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Company and the manager or executive officer. Any right to indemnification or advances granted by this Section 18 to a manager or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim to the fullest extent permitted by law. In connection with any claim for indemnification, the Company shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DLLCA or any other applicable law for the Company to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Company (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a manager of the Company) for advances, the Company shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the Company (including its Board of Managers, independent legal counsel or its members) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DLLCA or any other applicable law, nor an actual determination by the Company (including its Board of Managers, independent legal counsel or its members) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a manager or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the manager or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the Company.

(d)	Non-Exclusive of Rights. The rights conferred on any person by this Section 18 shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate, this Agreement, agreement, vote of members or disinterested managers or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Company is specifically authorized to enter into individual contracts with any or all of its managers, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DLLCA, or by any other applicable law.

(e)	Survival of Rights. The rights conferred on any person by this Section 18 shall continue as to a person who has ceased to be a manager or executive officer or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(f)	Insurance. To the fullest extent permitted by the DLLCA or any other applicable law, the Company, upon approval by the Board of Managers, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section

(g)	Amendments. Any repeal or modification of this Section 18 shall only be prospective and shall not affect the rights under this Section 18 in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Company.

(h)	Saving Clause. If this Section 18 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each manager and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this Section 18 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Company shall indemnify each manager and executive officer to the full extent under any other applicable law.

(i)	No Conflict. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 18 shall be interpreted to conflict with or supersede the indemnification obligations of the Company solely to the extent set forth in Section 4.10 (Indemnification; Directors’ and Officers’ Insurance) of the Merger Agreement.

(j)	Certain Definitions. For the purposes of this Section 18, the following definitions shall apply:

(i)	The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii)	The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii)	The term the “company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, officers, and employees or agents, so that any person who is or was a manager, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a manager, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.

(iv)	References to a “manager,” “executive officer,” “officer,” “employee,” or “agent” of the Company shall include, without limitation, situations where such person is serving at the request of the Company as, respectively, a manager, executive officer, officer, employee, trustee or agent of another company, partnership, joint venture, trust or other enterprise.

(v)	References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a manager, officer, employee or agent of the Company which imposes duties on, or involves services by, such manager, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this section.

19.	Banking Matters. The Board of Managers and any Officer and any agent or employee of the Company, or other person designated by the Board of Managers or such Officer is hereby authorized and empowered (a) to (i) establish one or more domestic or international accounts (including but not limited to, depository, checking, disbursement, custodian, or investment accounts, and other accounts as deemed necessary or expeditious for business purposes of the Company) (“Accounts”), in the name of the Company with any bank, trust company, savings and loan institution, brokerage firm or other financial institution which the Board of Managers or said Officer shall from time to time designate as a depository of funds, securities or other property of the Company, for any purpose and on terms and conditions deemed appropriate by such person on behalf of the Company; and (ii) close Accounts of the Company now or hereafter established; and (b) to assign, limit or revoke any and all authority of any agent or employee of the Company, or other person designated by the Board of Managers or such Officer to (i) sign checks, drafts and orders for the payment of money drawn on the Company’s Accounts, and all notes of the Company and all acceptances and endorsements of the Company; (ii) execute or initiate electronic fund transfers; (iii) execute or initiate foreign currency exchange transactions; (iv) execute or initiate the investment of monies; and (v) initiate requests for information for any Account of the Company.

20.	Transfer of Interests. Notwithstanding anything to the contrary set forth herein, the Member shall be permitted to assign, convey, exchange, pledge, grant, hypothecate or transfer all or a portion of its membership interests, including all economic rights, voting and control rights and status rights as a member. Without limiting the foregoing, upon the sale, transfer, assignment or other disposition of all or a portion of the Member’s membership interests pursuant to a valid exercise of a remedy by any pledgee in accordance with a pledge agreement, security agreement or other collateral documentation entered into by the Member, the pledgee (or its designee) shall have the right (but not the obligation) to become a member hereunder and shall acquire all right, title and interest of the Member, whether voting, economic or otherwise and including all rights hereunder, and the Member shall be withdrawn and shall have no further right, title or interest hereunder.

21.	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

METROMILE, LLC

By: Lemonade, Inc., its sole member

By:	/s/ Daniel Schreiber
	Name:	Daniel Schreiber
	Title:	Chief Executive Officer

LEMONADE, INC.

By:	/s/ Daniel Schreiber
	Name:	Daniel Schreiber
	Title:	Chief Executive Officer

[Signature Page to Metromile, LLC Limited Liability Company Agreement]